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                                                                  EXHIBIT 23.1




The Board of Directors and Stockholders
Morton Industrial Group, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-68927 and 333-69575) on Form S-8 of Morton Industrial Group, Inc. of our report dated March 10, 2000, relating to the consolidated balance sheet of Morton Industrial Group, Inc. and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Morton Industrial Group, Inc.





KPMG LLP
Indianapolis, Indiana
March 29, 2000